Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Managers

RMCO, LLC:

We consent to the use of our report dated July 12, 2013, with respect to the balance sheet of RE/MAX Holdings, Inc. as of July 8, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

September 29, 2013